Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form type)

____________________

BURFORD CAPITAL LIMITED

(Exact name of registrant as specified in its charter)

 Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1), (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(4)
Equity	Ordinary shares, no par value (“Ordinary Shares”)	Other	1,000,000	$14.80	$14,800,000.00	$147.60 per $1,000,000	$2,184.48
Total Offering Amounts					$14,800,000.00		$2,184.48
Total Fee Offsets							—
Net Fee Due							$2,184.48
(1)	This registration statement on Form S-8 (this “Registration Statement”) is being filed by Burford Capital Limited (the “Registrant”) with the US Securities and Exchange Commission (the “SEC”) to register 1,000,000 Ordinary Shares which may be issued under the Burford Capital Deferred Compensation Plan (as the same may be amended or renewed from time to time, the “Plan”).
(2)	Pursuant to Rule 416(a) under the US Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional Ordinary Shares that may become issuable under the Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.
(3)	Estimated, solely for the purpose of calculating the registration fee, pursuant to Rules 457(c) and 457(h)(1) promulgated under the Securities Act, based on the average of the high and low sales prices for the Ordinary Shares reported on the New York Stock Exchange on April 19, 2024.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price.